AGREEMENT between TPG CAPITAL CORPORATION ("TPG") and FORESTAY
CORPORATION ("Decurion").

       WHEREAS Forestay is a development stage company that has no specific business plan and intends to merge, acquire or otherwise combine with an unidentified company (the "Business Combination");

       WHEREAS TPG assisted in the incorporation of Forestay;

       WHEREAS TPG is a shareholder of Forestay and desires that Forestay locate a suitable target company for a Business Combination;

       WHEREAS Forestay desires that TPG assist it in locating a suitable target company for a Business Combination;

       NOW THEREFORE, it is agreed:

       1.00   ACTIONS BY TPG.  TPG agrees to assist in:

       1.01 The preparation and filing with the Securities and Exchange Commission of a registration statement on Form 10-SB for the common stock of Forestay;

       1.02 The location and review of potential target companies for a Business Combination and the introduction of potential candidates to Forestay;

       1.03 The preparation and filing with the Securities and Exchange Commission of all required filings under the Securities
Exchange Act of 1934 until Forestay enters into a Business Combination;

       2.00 PAYMENT OF FORESTAY EXPENSES. TPG agrees to pay on behalf of Forestay all corporate, organizational and other costs incurred or accrued by Forestay until effectiveness of a Business Combination. TPG understands and agrees that it will not be reimbursed for any payments made by it on behalf of Forestay.

       3.00    INDEPENDENT CONSULTANT.   TPG is not now, and shall
not be, authorized to enter into any agreements, contracts or understandings on behalf of Forestay and TPG is not, and shall not be deemed to be, an agent of Forestay.

       4.00 USE OF OTHER CONSULTANTS. Forestay understands and agrees that TPG intends to work with consultants, brokers, bankers, or others to assist it in locating business entities suitable for a Business Combination and that TPG may share with such consultants or others, in its sole discretion, all or any portion of its stock in Forestay and may make payments to such consultants from its own resources for their services. Forestay shall have no responsibility for all or any portion of such payments.

       5.00 TPG EXPENSES. TPG will bear its own expenses incurred in regard to its actions under this agreement.

       6.00 ARBITRATION. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the District of Columbia.

       7.00 COVENANT OF FURTHER ASSURANCES. The parties agree to take any further actions and to execute any further documents which may from time to time be necessary or appropriate to carry out the purposes of this agreement.

       8.00 PRIOR AGREEMENTS. This agreement constitutes the entire agreement between the parties and memorializes the prior oral agreement between the parties and all understandings between the parties pursuant to such oral agreements are recorded herein. The effective date herein is as of the earliest date of the oral agreement between the parties.

       9.00    EFFECTIVE DATE.   The effective date of this agreement is
as of June 7, 1999.

       IN WITNESS WHEREOF, the parties have approved and executed this agreement.


TPG CAPITAL CORPORATION


_____________________________________
President


FORESTAY CORPORATION


__________________________________
President